Exhibit 99.1

FOR IMMEDIATE RELEASE

For:	United Fire & Casualty Company
118 Second Avenue SE, PO Box 73909
Cedar Rapids, Iowa 52407-3909

Contact:   John A. Rife, President/CEO, 319-399-5700

United Fire & Casualty Company Reports Record Quarterly Earnings

•	First quarter net income totaled $32.6 million, or $1.55 per share*

•	First quarter net operating income totaled $31.4 million, or $1.49 per share

•	First quarter total revenues were $153.4 million

•	First quarter combined ratio was 68.9%

•	Book value of $23.07 per share as of March 31, 2005

*	All share and per share amounts reflect the retroactive effects of our December 15, 2004 one-for-one stock dividend.

CEDAR RAPIDS, IA – May 2, 2005 – United Fire & Casualty Company (Nasdaq: UFCS) today reported first quarter 2005 net income of $32.6 million, or $1.55 per share (after providing for the dividend on convertible preferred stock), which includes net realized investment gains (before tax) of $1.8 million. Net income for the first quarter of 2004 was $18.5 million, or $.86 per share (after providing for the dividend on convertible preferred stock), which included net realized investment gains (before tax) of $.3 million. First quarter diluted earnings were $1.38 per share and $.79 per share for 2005 and 2004, respectively. We achieved improvement in first quarter net income primarily as a result of a decrease in non-catastrophe claims.

Net operating income for the first quarter of 2005 was $31.4 million, or $1.49 per share (after providing for the dividend on convertible preferred stock). Net operating income for the first quarter of 2004 was $18.3 million, or $.85 per share (after providing for the dividend on convertible preferred stock).

Total revenues were $153.4 million in the first quarter of 2005, an increase of $8.1 million, or 5.6 percent, over the first quarter of 2004. Net premiums earned increased 3.6 percent to $122.7 million in the first quarter of 2005, compared to $118.4 million in the first quarter of 2004. Net realized investment gains were $1.8 million in the first quarter of 2005, compared to $.3 million in the first quarter of 2004. Investment income was $28.8 million in the first quarter of 2005 compared to $26.5 million in the first quarter of 2004.

Pre-tax catastrophe losses, net of reinsurance, of $.4 million for the first quarter of 2005 added .4 points to the combined ratio, resulting in a reduction in after-tax earnings of $.01 per share. In comparison, pre-tax catastrophe losses, net of reinsurance, of $.3 million for the first quarter of 2004 added .2 points to the combined ratio, resulting in a reduction in after-tax earnings of $.01 per share.

“Our company produced exceptional results in the first quarter of 2005, marked by a significant decrease in our losses and loss adjustment expenses and an increase in total revenues,” said President & CEO John A. Rife. “We were fortunate to experience a lack of severe weather activity in the first quarter, which contributed to a 12 percent decrease in claim counts. However, we realize that it is unreasonable to assume that these exceptional results will continue throughout the remainder of the year. We are mindful of the approaching Midwest storm season and the increased potential for losses related to severe weather.

“In the upcoming months we will also have increased exposure to severe weather in the Gulf Coast states due to the Atlantic hurricane season, which runs from June 1 through November 30. Our incurred losses related to the 2004 hurricane season are still developing. Subsequent to the first quarter, in April of 2005, we were notified of $2.5 million in assumed losses attributable to the series of hurricanes that hit the southern United States in the latter half of 2004.

“In an increasingly competitive insurance marketplace characterized by decreasing premium rates, we feel it is important that we remain resolute in our philosophy of practicing disciplined underwriting. Our underwriters have consistently used good judgment in their approach to risk selection, and we feel their efforts are reflected in our continued strong results. The main challenge in 2005 continues to be retention and acquisition of quality business while offering pricing that is adequate yet competitive for the risk.

“We have further developed our agent website, expanding the availability of electronic applications, policy declaration pages and reports online. To streamline electronic communication with our agents, we will be introducing a new self-service system on our agent website that will allow agents to maintain and update their agency information. This will help us better target our electronic communications to agents and help our agents better control the flow of information within their agency.

“I am very pleased with our first quarter results overall and I feel our company is well-positioned to address the challenges of a marketplace that is becoming more competitive.”

UNITED FIRE & CASUALTY COMPANY AND SUBSIDIARIES

Financial Results (In thousands, except per share data and number of shares)	Three Months Ended March 31,
	2005	2004
Revenues
Net premiums written	$123,956	$123,060

Net premiums earned	$122,696	$118,387
Investment income, net of investment expenses	28,761	26,530
Realized investment gains	1,828	321
Other income	92	48

Total Revenues	153,377	145,286

Benefits, Losses and Expenses
Losses and settlement expenses	49,828	64,080
Increase in liability for future policy benefits	3,919	2,076
Amortization of deferred policy acquisition costs	27,507	27,109
Other underwriting expenses	10,679	10,918
Interest on policyholders’ accounts	14,085	14,310

Total Benefits, Losses and Expenses	106,018	118,493

Income before income taxes	47,359	26,793

Federal income taxes	14,759	8,322

Net income	$32,600	$18,471

Less preferred stock dividends and accretions	$1,357	$1,185

Earnings available to common shareholders	$31,243	$17,286

Net operating income	$31,412	$18,262

Weighted average shares outstanding	20,156,708	20,096,334

Basic earnings per common share	$1.55	$0.86

Diluted earnings per common share	$1.38	$0.79

Cash dividends declared per common share	$0.12	$0.10

Following is a discussion of first quarter 2005 results for each business segment.

Property and casualty insurance segment

In the first quarter of 2005, our property and casualty insurance segment’s pre-tax income was $44.9 million, compared to $25.4 million in the first quarter of 2004. This improvement is attributable primarily to a significant decrease in non-catastrophe claims. In addition, we experienced improvement in premiums earned, investment income and realized investment gains.

Net premiums written in the first quarter of 2005 were $116.4 million compared to $116.5 million in the first quarter of 2004. Net premiums earned in the first quarter of 2005 were $113.5 million compared to $110.7 million in the first quarter of 2004. The growth in net premiums earned achieved during 2005 is attributable to pricing and other underwriting initiatives that we pursued in recent years, from which we continue to realize benefits as the related premium is earned. However, moderation in pricing is evident as rate increases have slowed or ceased on many lines. Some lines have actually experienced a decrease in rates. Investment income increased $1.6 million and realized investment gains increased $.8 million in the first quarter of 2005, as compared to the first of quarter of 2004.

The net loss ratio, which includes loss adjustment expenses, was 39.6 percent for the first quarter of 2005 versus 53.2 percent for the first quarter of 2004. The decrease in the net loss ratio is reflective of the improved underwriting results achieved in both commercial lines and personal lines. This improvement is primarily attributable to the underwriting initiatives we pursued in recent years and a decrease in non-catastrophe claims. The first quarter 2005 commercial lines net loss ratio (including reinsurance) was 39.8 percent, compared to 53.4 percent for the first quarter of 2004. The first quarter 2005 personal lines net loss ratio was 37.5 percent, compared to 51.8 percent for the first quarter of 2004.

The expense ratio was 29.3 percent for the first quarter of 2005 compared to 30.4 percent in the first quarter of 2004. The improvement in the expense ratio is attributable to our ability to defer a larger proportion of our underwriting expenses during the first quarter of 2005 than we deferred in the first quarter of 2004. The method prescribed by U.S. generally accepted accounting principles to compute deferred policy acquisition costs limits the amount of such deferred costs to their estimated realizable value, which takes into account the expected premium to be earned, expected losses and expenses to be incurred, and certain other costs expected to be incurred as the premium is earned.

Rife said, “Our property and casualty business mix is currently 91 percent commercial lines and 9 percent personal lines. Although we didn’t have high expectations for premium growth in the first quarter, we were pleased to experience a 3 percent increase in our commercial premium (excluding surety) in the first quarter. I feel this affirms the expertise of our underwriting staff and their commitment to practicing disciplined underwriting. We are also pleased by the improvement in efficiency and communication generated by the consolidation of two of our regional offices in 2004, which has had a beneficial impact on our operating expenses.”

Property & Casualty Insurance Financial Results:

	Three Months Ended March 31,
(In thousands)	2005	2004
Revenues
Net premiums written	$116,430	$116,483

Net premiums earned	$113,455	$110,696
Investment income, net	8,040	6,448
Realized investment gains	1,548	733

Total Revenues	123,043	117,877

Benefits, Losses and Expenses
Losses and settlement expenses	44,876	58,886
Amortization of deferred policy acquisition costs	24,430	24,391
Other underwriting expenses	8,826	9,242

Total Benefits, Losses and Expenses	78,132	92,519

Income before income taxes	44,911	25,358

Federal income taxes	13,903	7,821

Net income	$31,008	$17,537

Life insurance segment

In the first quarter of 2005, our life insurance segment recorded pre-tax income of $2.5 million, compared to $1.4 million for the first quarter of 2004. The improvement was the result of a combination of several factors, of which the most significant was a $1.6 million increase in net premium earned. This increase was primarily the result of marketing initiatives pursued in recent years that have led to the increased sales of single premium whole life and term products. A $.6 million increase in investment income and a $.7 million increase in realized investment gains also contributed to the improvement in our life insurance segment’s first quarter revenues.

These improvements in the life segment’s results were offset to some extent by an increase in total benefits, losses and expenses. The primary factor leading to this increase was a $1.8 million increase in the provision for liability for future policyholder benefits. This increase was driven by the increase in future policy benefits resulting from the increase in sales levels of single premium whole life and term products.

The principal product of our life insurance segment has been the single premium deferred annuity. Pursuant to U.S. generally accepted accounting principles, we do not report annuity deposits as net premiums earned. Rather, annuity deposits are recorded as liabilities for future policyholder benefits. Revenues for annuities consist of policy surrender charges and investment income earned on policyholder deposits. In the first quarter of 2005, annuity deposits were $15.8 million compared to $10.4 million in the first quarter of 2004.

“I was very encouraged by the results of our life insurance segment during the first quarter,” commented Rife. “Total annuity deposits and life insurance premiums increased by nearly 39 percent. We periodically re-evaluate our product line to ensure that we’re offering innovative products to meet the needs of our agents’ customers, and we are hopeful that new product developments will result in additional improvements in sales throughout the year.”

Life Insurance Financial Results:

	Three Months Ended March 31,
(In thousands)	2005	2004
Revenues
Net premiums written	$7,526	$6,577

Net premiums earned	$9,241	$7,691
Investment income, net	20,721	20,082
Realized investment gains (losses)	280	(412)
Other income	92	48

Total Revenues	30,334	27,409

Benefits, Losses and Expenses
Losses and settlement expenses	4,952	5,194
Increase in liability for future policy benefits	3,919	2,076
Amortization of deferred policy acquisition costs	3,077	2,718
Other underwriting expenses	1,853	1,676
Interest on policyholders’ accounts	14,085	14,310

Total Benefits, Losses and Expenses	27,886	25,974

Income before income taxes	2,448	1,435

Federal income taxes	856	501

Net income	$1,592	$934

Financial condition and supplementary financial information

At March 31, 2005 and December 31, 2004, our consolidated total assets were $2.6 billion. Stockholders’ equity at March 31, 2005 was $469.7 million, with a book value of $23.07 per share, versus stockholders’ equity of $452.2 million, with a book value of $22.46 per share, as of December 31, 2004.

Stockholders’ equity included $87.9 million of after-tax net unrealized investment gains as of March 31, 2005 compared to $103.7 million of after-tax net unrealized investment gains as of December 31, 2004.

Financial Condition:

(In thousands, except per share data)	March 31, 2005	December 31, 2004
Total assets	$2,592,804	$2,570,387
Total stockholders’ equity	469,659	452,210
Common stockholders’ equity (book value) per share	23.07	22.46
Total cash & investments	2,269,354	2,269,835

Supplementary Financial Analysts’ Data:
	Three Months Ended March 31,
(Dollars in thousands)	2005	2004
GAAP combined ratio:
Net loss ratio	39.6%	53.2%
Expense ratio	29.3%	30.4%

Combined ratio	68.9%	83.6%
Combined ratio (without catastrophes)	68.5%	83.4%

Statutory combined ratio:
Net loss ratio	39.6%	53.2%
Expense ratio	30.6%	29.1%

Combined ratio	70.2%	82.3%
Combined ratio (without catastrophes)	69.8%	82.1%

Personal and commercial* lines underwriting analysis:
Premiums earned - personal lines	$11,072	$12,632
Losses and loss adjustment expenses incurred - personal lines	4,148	6,548
Personal lines net loss ratio	37.5%	51.8%

Premiums earned - commercial lines	$102,383	$98,064
Losses and loss adjustment expenses incurred - commercial lines	40,728	52,338
Commercial lines net loss ratio	39.8%	53.4%

*	Commercial lines information includes reinsurance results

At a special meeting on April 8, 2005, the Board of Directors voted unanimously to redeem our 6.375% Convertible Preferred Stock, Series A (“Preferred Stock”). According to its terms, the Preferred Stock may be redeemed at our option any time after May 15, 2005. The Board has set Monday, May 16, 2005 as the Redemption Date. On the Redemption Date, we will redeem any shares of Preferred Stock not previously converted to common stock by holders of Preferred Stock. The Redemption Price is $26.02 per share (the liquidation preference of $25; plus accrued and unpaid dividends through, but excluding, May 16, 2005 of $.27; plus a premium of $.75, which is three percent (3%) of the liquidation preference). The current conversion price of our Preferred Stock is $20.13 per share. The current conversion rate of our Preferred Stock is 1.242 shares of common stock for each share of Preferred Stock. Holders of shares of Preferred Stock may convert them at any time prior to 5:00 p.m., Central Daylight Time, on Friday, May 13, 2005. Rife commented, “We are very pleased that our strong performance has put us in a position to redeem the Preferred Stock as soon as permitted by its terms.”

Non-GAAP Financial Measures

We believe that investor understanding of our financial performance is enhanced by disclosure of certain non-GAAP financial measures. The non-GAAP financial measures we utilize in this release are net operating income, net premiums written, catastrophe losses and statutory combined ratio. Net operating income is a key measure used by management and investors to monitor the operating results of a company’s core business. Net premiums written, catastrophe losses and statutory combined ratio are statutory financial measures prepared in accordance with statutory accounting rules as prescribed by the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual.

Net operating income: The difference between net income and net operating income is the inclusion in net income of after-tax realized investment gains and losses. We utilize net operating income because we believe it is a useful measure of the underlying performance of our core business. Management and investors commonly evaluate operating earnings as an indicator of a company’s financial performance. This measure also is described as net income before after-tax realized investment gains and losses. Because our calculation of net operating income may differ from similar measures used by other companies, investors should be careful when comparing our measure of net operating income to that of other companies.

(In Thousands)

First quarter	Net Income	After-tax Realized Gains	Net Operating Income	Net Income/Net Operating Income per share*
2005	$32,600	$(1,188)	$31,412	$1.55 / $1.49
2004	18,471	(209)	18,262	.86 /.85

*	Per share amounts are calculated after providing for the dividend on convertible preferred stock.

Net premiums written: Net premiums written is a statutory accounting measure representing the amount of premiums charged for policies issued during the period. These premiums are reported as revenue as they are earned over the underlying policy period. Net premiums written applicable to the unexpired term of a policy are recorded as unearned premium. We evaluate net premiums written as a measure of business production for the period under review.

(In Thousands)

First quarter	Net Premiums Written	Net Change in Unearned Premium	Net Premiums Earned
2005	$123,956	$(1,260)	$122,696
2004	123,060	(4,673)	118,387

Catastrophe losses: A catastrophe loss is a single incident or series of closely related incidents causing severe insured losses. Catastrophes are by their nature unpredictable. The frequency and severity of catastrophic losses we experience in any year impacts our results of operations and financial position. In analyzing the underwriting performance of our property and casualty insurance segment, we evaluate performance both including and excluding catastrophe losses. We define catastrophes to include events that cause $25.0 million or more in industry-wide direct insured losses to property and that affect a significant number of insureds and insurers. This is the same definition utilized by the Insurance Services Office, a supplier of property and casualty statistical data. At United Fire, we also include in our catastrophe totals those events we believe are, or will be, material to our operations, either in amount or in number of claims made. A portion of these losses may be recoverable under our catastrophe reinsurance agreements. We incurred no such catastrophe losses in the first quarters of 2005 or 2004.

Statutory combined ratio: The combined ratio is a commonly used financial measure of underwriting performance. A combined ratio below 100 percent indicates a profitable book of business. The combined ratio is the sum of two separately calculated ratios, the loss and loss adjustment expense ratio (referred to as the “net loss ratio”) and the underwriting expense ratio (the “expense ratio”). When prepared in accordance with U.S. generally accepted accounting principles, the net loss ratio is calculated by dividing the sum of losses and loss adjustment expenses by net premium earned. The expense ratio is calculated by dividing non-deferred underwriting expenses and amortization of deferred policy acquisition costs by net premiums earned. When prepared in accordance with statutory accounting principles, the net loss ratio is calculated by dividing the sum of losses and loss adjustment expenses by net premium earned. The expense ratio is calculated by dividing underwriting expenses by net premiums written.

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United Fire & Casualty Company is a regional insurer that, along with its insurance subsidiaries, offers personal and commercial property and casualty insurance and life insurance. Its products are marketed principally through its regional offices in Cedar Rapids, Iowa (company headquarters); Denver, Colorado; and Galveston, Texas. For the twelfth consecutive year, United Fire & Casualty Company has been named to the Ward’s 50, a respected benchmark group of the industry’s top-performing insurance companies. For more information about United Fire & Casualty Company and its products and services, visit our website, www.unitedfiregroup.com.

Disclosure of forward-looking statements

This release may contain forward-looking statements about our operations, anticipated performance and other similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor under the Securities Act of 1933 and the Securities Exchange Act of 1934 for forward-looking statements. The forward-looking statements are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Such forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate, management’s beliefs and assumptions made by management. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “continues,” “seeks,” “estimates,” “predicts,” “should,” “could,” “may,” “will continue,” “might”, “hope” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Among the factors that could cause our actual outcomes and results to differ are the following: inherent uncertainties with respect to loss reserving; the occurrence of catastrophic events or other insured or reinsured events with a frequency or severity exceeding our estimates; the actual amount of new and renewal business and demand for our products and services; the competitive environment in which we operate, including price, product and service competition; developments in domestic and global financial markets that could affect our investment portfolio and financing plans; impact of regulatory actions on our Consolidated Financial Statements; uncertainties relating to government and regulatory policies; additional government and NASDAQ policies relating to corporate governance, and the cost to comply; legal developments; changing rates of inflation, interest rates and other economic conditions; a continuation or worsening of global economic conditions; a slow recovery from the United States recession; our relationship with our agencies; the valuation of invested assets; the recovery of deferred acquisition costs; the resolution of legal issues pertaining to the World Trade Center catastrophe; or our relationship with our reinsurers. These are representative of the risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from what is expressed in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.